UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 19, 2006

FRANKLIN RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-09318	13-2670991
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

One Franklin Parkway, San Mateo, California	94403
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 312-3000

Not Applicable

----------------------------------------------

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04             Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On May 19, 2006, Franklin Resources, Inc. (the “Company”) announced that it had issued a notice of redemption with respect to all of its outstanding Liquid Yield Option ™ Notes due 2031 (Zero Coupon-Senior) (the “LYONs”). In accordance with the Indenture, dated as of May 11, 2001 (the “Indenture”), between the Company and The Bank of New York, the LYONs will be redeemed on June 5, 2006 at a redemption price of $627.93 for each $1,000 principal amount at maturity of the LYONs. As of May 17, 2006, approximately $276,165,000 principal amount at maturity of the LYONs remained outstanding.

Pursuant to the terms of Section 11 of the Indenture and paragraph 9 of the LYONs, the LYONs shall remain convertible into the Company's common stock until the close of business (5:00 p.m. Eastern Time) on June 1, 2006 (the “Conversion Deadline”) at a rate of 9.3604 shares of common stock per $1,000 principal amount at maturity of the LYONs surrendered for conversion. The Company will pay cash in lieu of issuing fractional shares of common stock upon conversion. Additionally, the Company will not make payments or adjustments on account of Original Issue Discount (as defined in the Indenture), or any interest (including contingent interest) accrued, on the LYONs surrendered for conversion. Following the Conversion Deadline, holders of LYONs that have not been converted only will be entitled to receive the redemption price.

The Company issued a press release dated May 19, 2006 regarding the redemption. A copy of that press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

EXHIBIT NO.	DESCRIPTION
99.1	Press Release, dated May 19, 2006, issued by Franklin Resources, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN RESOURCES, INC.

Date: May 22, 2006	/s/ Barbara J. Green
Barbara J. Green
Vice President, Deputy General Counsel
and Secretary

EXHIBIT INDEX

EXHIBIT NO.	DESCRIPTION
99.1	Press Release, dated May 19, 2006, issued by Franklin Resources, Inc.